EXHIBIT (99)

News Release

Ecolab Inc.
370 Wabasha Street North
St. Paul, Minnesota 55102
FOR IMMEDIATE RELEASE

Michael J. Monahan	(651) 293-2809

ECOLAB REPORTS 32% FOURTH QUARTER EPS INCREASE TO RECORD $0.45

EPS excluding discrete tax benefits and special gains and charges +18% to $0.40

2007 FOURTH QUARTER HIGHLIGHTS:

•                  Record diluted net income per share +32% to $0.45; excluding discrete tax benefits and special gains and charges, +18% to $0.40

•                  Record sales, +13% to $1.4 billion; excluding acquisitions and divestitures, sales +12%

•                  Strong U.S., Asia Pacific and Latin America sales gains drive growth

2007 FULL YEAR HIGHLIGHTS

•                  Record diluted net income per share, +19% to $1.70; excluding discrete tax benefits and special gains and charges, +16% to $1.66

•                  Record sales, +12% to $5.5 billion; excluding acquisitions and divestitures, sales +11%

	Fourth Quarter and Year Ended December 31
	(unaudited)
	Fourth Quarter		%	Full Year		%
	2007	2006	change	2007	2006	change
(Millions, except per share)
Net Sales	$1,439.8	$1,271.0	13%	$5,469.6	$4,895.8	12%

Operating Income	174.3	145.6	20%	667.3	611.6	9%

Pretax Income	161.2	133.8	20%	616.3	567.2	9%
Taxes	47.8	46.6	3%	189.1	198.6	-5%
Net Income	$113.4	$87.2	30%	$427.2	$368.6	16%

Diluted Net Income Per Share	$0.45	$0.34	32%	$1.70	$1.43	19%
Diluted Average Shares Outstanding	251.3	256.6	-2%	251.8	257.1	-2%

ST. PAUL, Minn., February 12, 2008:  Continued strong sales from its U.S., Asia Pacific and Latin America operations led Ecolab’s fourth quarter results to record levels for the period ended December 31, 2007.

Ecolab’s consolidated sales increased 13% to a record $1.4 billion in the fourth quarter of 2007.  When measured in fixed currencies, sales rose 8%; excluding the effects of acquisitions and divestitures, fixed currency sales rose 7%. Net income increased 30% to a record $113 million, with record diluted earnings per share up 32% to $0.45.

Fourth quarter results included discrete tax benefits and special gains and charges.  Excluding those items, diluted earnings per share rose 18% to $0.40.

Commenting on the quarter, Douglas M. Baker, Jr., Ecolab’s Chairman, President and Chief Executive Officer said, “We are very pleased with our fourth quarter results.  We enjoyed strong growth in our U.S. and Latin America regions, improving sales trends in Asia Pacific and we are well underway with our plans to enhance our European business performance.  Our U.S. Cleaning and Sanitizing segment realized very good margin development that drove the quarter’s profit improvement and more than offset our business investments elsewhere.

“In total, 2007 was an excellent year.  We introduced exciting new products and services that enhance customer results and reduce their costs, improved our operating efficiency, undertook critical investments to strengthen our business for the future, and did all that while delivering excellent earnings growth and improved shareholder value.  We are proud of our accomplishments for the year and the people that made them happen.

“We expect another good year in 2008, and look to once again outperform our markets through aggressive sales, outstanding service, innovative solutions and close attention to customer needs.  We will use our strength to continue to make significant investments to strengthen and reinvigorate our European business and integrate and build upon our exciting new acquisitions in healthcare and water management.  These investments should lead to stronger earnings momentum as the year progresses while  strengthening our growth opportunities for years to come. We have an outstanding future and an outstanding team to realize it.  We look forward to making terrific progress on these goals in 2008 and delivering another year of superior shareholder returns.”

Fourth quarter 2007 sales for Ecolab’s U.S. Cleaning & Sanitizing operations rose 11% to $589 million.  Excluding the impact of the Microtek acquisition, which closed in November 2007, sales rose 8% as Institutional, Food & Beverage, Kay and Healthcare continued to show strong gains.  Ecolab’s U.S. Cleaning & Sanitizing operating income rose 29% to $83 million.

U.S. Other Services sales increased 10% to $115 million in the fourth quarter benefiting from solid gains by both Pest Elimination and GCS.  U.S. Other Services operating income declined 5% to $7 million as growth by Pest Elimination was offset by systems deployment and stabilization costs and a charge to exit an unprofitable customer contract in GCS.

Sales of Ecolab’s International operations, when measured at fixed currency rates, rose 5% to $665 million in the fourth quarter led by double-digit sales gains in Latin America and Asia Pacific.  Europe/Middle East/Africa reported modest growth.  International fixed currency operating income declined 1% to $73 million as our underlying profit gains in Latin America and Canada were offset by the impact of growth and efficiency investments in Asia Pacific.  Additionally, we also saw higher delivered product costs, particularly in Europe, which were not fully offset by pricing actions.  When measured at public currency rates, International sales increased 16% and operating income rose 13%.  Currency translation had a favorable impact on net income growth of approximately $7 million for the fourth quarter of 2007.

The Corporate segment includes Special Gains and Charges, which are reported as a separate line item in the income statement.  Special Gains and Charges for the fourth quarter included gains from a previously announced sale of a business in the U.K. of $5 million and the sale of a minority position in a U.S. business of $6 million. The Corporate segment also includes investments in the development of business systems and investments we are making to optimize our business structure as part of our ongoing efforts to improve our efficiency and returns; these investments partially offset the Special Gains and Charges, resulting in a net $0.3 million benefit in the Corporate segment for the quarter.

The reported income tax rate for the fourth quarter 2007 of 29.7% compared to a tax rate of 34.9% for the fourth quarter 2006.  Excluding discrete tax benefits from audit settlements of approximately $0.02 per share and the tax impact of business divestments, the adjusted effective income tax rate for the fourth quarter 2007 was 34.3%. The decrease in the adjusted fourth quarter effective tax rate was due primarily to U.S. tax legislation, international rate reductions and tax planning efforts.

Ecolab did not reacquire shares of its common stock during the fourth quarter.  The company reacquired 8.2 million shares in 2007.

Business Outlook

For the full year ending December 31, 2008, Ecolab expects pro forma diluted earnings per share, which exclude Special Gains and Charges and discrete tax benefits, in the $1.84-$1.88 range.  These pro forma results are expected to include approximately $0.02 per share of dilution from acquisitions presently completed.  Excluding that dilution, diluted earnings per share are expected to increase 12% to 14% to the $1.86 to $1.90 range.

The pro forma forecast excludes Special Gains and Charges which, for the full year, are expected to net to a range of $0.00 to $0.03 accretive per share.  Special Gains and Charges, which are reported as a separate line item on the income statement, will include a gain on the sale of a plant in Europe that is expected to close in the second half of the year, as well as costs associated with the establishment of and move to a European headquarters.

Ecolab expects sales for both domestic and international operations (in fixed currencies) to increase in the first quarter 2008 over the first quarter 2007. Gross margins are expected to be 49% to 50%, reflecting the impact of acquisitions. Selling, general and administrative expenses as a ratio to sales are expected in the 39% range. Interest expense is expected to be about $16 million.  The effective tax rate in the quarter is expected to be 32%-33%.  Overall, currency translation is expected to benefit first quarter earnings.  First quarter pro forma diluted earnings per share, which exclude Special Gains and Charges and discrete tax benefits, are expected to be in the $0.37 to $0.39 range compared with the $0.35 earned a year ago. These pro forma results are expected to include approximately $0.01 of dilution from completed acquisitions.

Excluding that dilution, diluted earnings per share are expected to increase 9% to 14% to the $0.38 to $0.40 range.

The first quarter and full year forecasts, and the resulting impact on earnings per share estimates, do not reflect the impact of Special Gains and Charges or discrete future tax events that, if and when they occur, are recognized in the appropriate period.

With sales of $5.5 billion and more than 14,000 sales-and-service associates, Ecolab Inc. (NYSE: ECL) is the global leader in cleaning, sanitizing, food safety and infection prevention products and services. Ecolab delivers comprehensive programs and services to the foodservice, food and beverage processing, healthcare, and hospitality markets in more than 160 countries. More news and information is available at www.ecolab.com.

Ecolab will host a live webcast to review the fourth quarter earnings announcement today at 1:00 p.m. Eastern Time.  The webcast will be available to the public on Ecolab’s website at http://www.ecolab.com/investor.  A replay of the webcast will be available at that site through February 22, 2008.

                Listening to the webcast requires Internet access, the Windows Media Player, Real Player or other compatible streaming media player.

This news release contains various “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements concerning our 2008 first quarter and full year financial and business prospects, including business investments; estimated sales; acquisitions; gross margins; selling, general and administrative expenses; interest expense; discrete tax benefits and effective tax rates; currency translation; and diluted earnings per share. These statements, which represent Ecolab’s expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements.  We caution that undue reliance should not be placed on Forward-Looking Statements, which speak only as of the date made.

                Risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K and include the vitality of the foodservice, hospitality, travel, health care and food processing industries; our ability to develop competitive advantages through technological innovations; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers or vendors; changes in oil or raw material prices or unavailability of adequate and reasonably priced raw materials or substitutes therefore; the effect of future acquisitions or divestitures or other corporate transactions; the impact of investments to develop business systems and optimize our business structure; the costs and effects of complying with: (i) laws and regulations relating to the environment and to the manufacture, storage, distribution, sale and use of our products, (ii) changes in tax, fiscal, governmental and other regulatory policies and (iii) changes in accounting standards, including the impact of FIN 48, which could increase the volatility of our quarterly tax rate; economic factors such as the worldwide economy, interest rates and currency movements including, in particular, our exposure to foreign currency risk; the occurrence of (a) litigation or claims, such as antitrust, patent infringement and wage/hour lawsuits, (b) the loss or insolvency of a major customer or distributor, (c) war (including acts of terrorism or hostilities which impact our markets), (d) natural or manmade disasters, or (e) severe weather conditions or public health epidemics affecting the foodservice, hospitality and travel industries; our ability to attract and retain high caliber management talent; and other uncertainties or risks reported from time to time in our reports to the Securities and Exchange Commission.

                Except as may be required under applicable law, we undertake no duty to update our Forward-Looking Statements.

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(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2007

(unaudited)

	Fourth Quarter		Year
(millions, except per share)	2007	2006	2007	2006

Net sales	$1,439.8	$1,271.0	$5,469.6	$4,895.8

Cost of sales	716.4	630.1	2,691.7	2,416.1
Selling, general and administrative expenses	557.2	495.3	2,090.9	1,868.1
Special charges (gains)	(8.1)	–	19.7	–

Operating income	174.3	145.6	667.3	611.6

Interest expense, net	13.1	11.8	51.0	44.4

Income before income taxes	161.2	133.8	616.3	567.2

Provision for income taxes	47.8	46.6	189.1	198.6

Net income	$113.4	$87.2	$427.2	$368.6

Diluted net income per common share	$0.45	$0.34	$1.70	$1.43

Weighted-average common shares outstanding
Basic	246.3	251.3	246.8	252.1
Diluted	251.3	256.6	251.8	257.1

Note: Special gains and charges for the fourth quarter of 2007 include gains on the sale of a minority investment in the U.S. and the sale of a business in the U.K., partially offset by non-recurring costs to optimize our business structure including the establishment of a European headquarters in Zurich, Switzerland. Special gains and charges for the year ended December 31, 2007 include the fourth quarter items as well as an arbitration charge of $27.4 million and other non-recurring items recorded in the third quarter of 2007.

ECOLAB INC.

OPERATING SEGMENT INFORMATION

FOURTH QUARTER AND TWELVE MONTHS ENDED DECEMBER 31, 2007

(unaudited)

	Fourth Quarter		Twelve Months
(millions)	2007	2006	2007	2006

Net Sales
United States
Cleaning & Sanitizing	$589.4	$532.7	$2,351.4	$2,152.3
Other Services	114.8	104.0	449.9	410.5
Total	704.2	636.7	2,801.3	2,562.8
International	664.8	635.1	2,521.8	2,372.3
Effect of foreign currency translation	70.8	(0.8)	146.5	(39.3)
Consolidated	$1,439.8	$1,271.0	$5,469.6	$4,895.8

Operating Income
United States
Cleaning & Sanitizing	$83.5	$64.6	$394.0	$329.2
Other Services	7.5	7.8	40.7	38.9
Total	91.0	72.4	434.7	368.1
International	72.5	73.5	253.0	247.0
Corporate	0.3	–	(40.4)	–
Effect of foreign currency translation	10.5	(0.3)	20.0	(3.5)
Consolidated	$174.3	$145.6	$667.3	$611.6

Note: The Corporate segment includes special gains and charges on the Consolidated Statement of Income as well as investments in the development of business systems and other business efficiency investments.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

(unaudited)

	December 31	December 31
(millions)	2007	2006

Assets
Current assets
Cash and cash equivalents	$137.4	$484.0
Accounts receivable, net	974.0	867.6
Inventories	450.8	364.9
Deferred income taxes	89.4	86.9
Other current assets	65.7	50.2
Total current assets	1,717.3	1,853.6

Property, plant and equipment, net	1,083.4	951.6

Goodwill, net	1,279.2	1,035.9

Other intangible assets, net	328.9	223.8

Other assets	314.0	354.5

Total assets	$4,722.8	$4,419.4

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$403.5	$509.0
Accounts payable	343.7	330.9
Compensation and benefits	280.2	252.7
Income taxes	27.7	17.7
Other current liabilities	463.2	392.5
Total current liabilities	1,518.3	1,502.8

Long-term debt	599.9	557.1

Postretirement health care and pension benefits	418.5	420.2

Other liabilities	250.4	259.1

Shareholders’ equity	1,935.7	1,680.2

Total liabilities and shareholders’ equity	$4,722.8	$4,419.4

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below is provided to assist the reader’s understanding of the comparability of the company’s operations for 2007. The company believes that pro forma net income from ongoing operations, a non-GAAP financial measure, is a useful basis to compare the company’s results against, because unusual items during 2007 impacted the company’s reported net income (see “pro forma adjustments” in table below). The presentation below reconciles as reported net income (U.S. GAAP amounts) to pro forma net income from ongoing operations. The pro forma information should not be construed as an alternative to reported results under U.S. GAAP.

(dollars)	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	March 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2007	2007	2007	2007	2007	2007	2007

Diluted net income per share, as reported (U.S. GAAP)	$0.35	$0.44	$0.79	$0.46	$1.25	$0.45	$1.70

Pro forma adjustments:
Special charges (gains) (1)	–	–	–	0.07	0.07	(0.03)	0.04
Tax benefits (2)	–	(0.02)	(0.02)	(0.03)	(0.06)	(0.02)	(0.08)

Pro forma diluted net income per
share from ongoing operations	$0.35	$0.42	$0.77	$0.49	$1.26	$0.40	$1.66

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special gains and charges for the third quarter of 2007 include a $16.8 million arbitration charge, net of tax, and other non-recurring items, net of tax. Special gains and charges for the fourth quarter of 2007 include a $4.8 million gain, net of tax, on the sale of a minority investment in the U.S., a $4.7 million gain, net of tax, on the sale of a business in the U.K. and other non-recurring items, net of tax.

(2) Tax benefits include discrete tax audit settlements and reductions in net deferred tax liabilities related to international rate changes.